UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2014

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 30, 2014, WGL Holdings, Inc. (“WGL”), through its subsidiary, WGL Midstream, and GAIL Global (USA) LNG LLC (“GGULL”) entered into a Gas Sale and Purchase Agreement (the “Agreement”). The Agreement provides that during the delivery period, WGL Midstream will sell and deliver a minimum of 340,000 Dth per day and up to 430,000 Dth per day of natural gas. The delivery of gas is based upon the operational needs at the export facility (the “Export Facility”), which provides liquefaction services at the regasification and liquefaction facilities at the Cove Point LNG terminal located in Cove Point, Maryland (the “Terminal”). Deliveries are scheduled to commence on the first day of commissioning of the Export Facility and continue for 20 years from the in-service date of the Export Facility. The contract price is based on Index pricing, but certain gas sales will occur at a market price per Dth of gas based on the estimate of prices prevailing at designated delivery points.

WGL Midstream will act as an asset manager for GGULL with respect to GGULL’s 430,000 Dth per day of firm transportation on the Cove Point Pipeline system (the “Cove Point Pipeline”), which extends from the tailpipe at the Terminal to delivery points into the Cove Point Pipeline located at: (i) TCO, Loudoun, (ii) Transco, Pleasant Valley, and (iii) Dominion, Loudoun (the “Capacity”). The Agreement provides that GGULL will release the Capacity to WGL Midstream during the delivery term under the Agreement, and gas title transfer will primarily occur at the Terminal.

If the in-service date of the Export Facility has not occurred prior to December 31, 2019, WGL Midstream and GGULL each have the right to terminate the Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Agreement, which WGL intends to file with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending December 31, 2014.

A copy of WGL’s news release, dated December 4, 2014, is attached as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibit is furnished herewith:

99.1	News Release issued December 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
(Registrant)

Date: December 4, 2014	/s/ William R. Ford

William R. Ford
Vice President and Chief Accounting Officer
(Principal Accounting Officer)